Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUTING FIRM

We consent to the use in this Current Report of Bank of the Ozarks, Inc. on Form 8-K of information incorporated by reference which includes our report dated February 12, 2013, relating to the consolidated financial statements of The First National Bank of Shelby and Subsidiary as of December 31, 2012 and 2011 and for each of the years in the three year period ended December 31, 2012 and of our Independent Auditor’s Review Report dated May 23, 2013, relating to the consolidated financial statements of The First National Bank of Shelby and Subsidiary as of March 31, 2013 and 2012 and for the three months in the periods then ended.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

July 31, 2013